NEWS RELEASE

Contact: Nicholas Conrad                         Date:    October 29, 2012
VP, Finance & Treasurer
Phone: 419-891-6415
E-mail: nick_conrad@andersonsinc.com

The Andersons Signs Agreement to Purchase 12 Grain Elevators and
Two Farm Agronomy Centers from Green Plains Grain Company

MAUMEE, OHIO, October 29, 2012 - The Andersons, Inc. (Nasdaq: ANDE) announces today it has signed an agreement to purchase substantially all of the grain and agronomy assets of Green Plains Grain Company, LLC, a subsidiary of Green Plains Renewable Energy, Inc. (Nasdaq: GPRE) The transaction, which remains subject to certain customary closing conditions, is expected to close in the fourth quarter.

“This will be the largest acquisition in our company's 65 year history, and will increase the storage capacity of our Grain Group by nearly 30 percent,” says CEO Mike Anderson. “This acquisition aligns with our geographic growth strategy for both our grain and plant nutrient businesses and we expect it will be accretive on a full-year basis in 2013.”

The agreement involves the purchase of seven facilities in Iowa and five in Tennessee, with a combined grain storage capacity of about 32 million bushels, 12,000 tons of nutrient storage and more than 130 employees and working capital.

“This acquisition is consistent with our strategy of expanding our footprint into high grain production geographies where we can leverage our core capabilities to serve more customers in diverse trade areas. It enables us to push further to the west and south, increasing our presence in Iowa and entering Tennessee,” says Denny Addis, President, Grain Group. “An additional benefit is our ability to now offer agronomy services in a combined manner with our grain business.”

Stephens Inc. is acting as financial advisor to The Andersons and has delivered a fairness opinion to the Board of Directors in connection with the transaction.

The Andersons will host a webcast on Wednesday, Oct. 31, 2012 at 10:00 a.m. ET, to discuss this potential acquisition. The webcast can be accessed under the heading "Investor" on its website at www.andersonsinc.com.

About The Andersons, Inc.
The Andersons, Inc. is a diversified company rooted in agriculture. Founded in Maumee, Ohio, in 1947, the company conducts business across North America in the grain, ethanol, and plant nutrient sectors, railcar leasing, turf and cob products, and consumer retailing. For more information, visit The Andersons online at www.andersonsinc.com.

This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition, and the risk factors set forth from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

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